Exhibit (p)1.40

COMPLIANCE MANUAL
MACQUARIE CAPITAL INVESTMENT MANAGEMENT LLC
JULY 2009

THIS MANUAL IS A CONFIDENTIAL DOCUMENT INTENDED SOLELY FOR THE USE OF MCIM, ITS DIRECTORS, OFFICERS AND EMPLOYEES. IT IS NOT TO BE DISTRIBUTED TO PERSONS NOT AFFILIATED WITH MCIM. THIS MANUAL WILL BE PERIODICALLY UPDATED BY THE COMPLIANCE DEPARTMENT.

Macquarie Capital Investment Management LLC Macquarie

Global Infrastructure Total Return Fund Inc. Code of Ethics

Amended as of April, 2009

I.	Persons Subject to the Code of Ethics

This Code of Ethics (the Code) has been adopted by the Directors of Macquarie Capital Investment Management LLC (MCIM) and Macquarie Global Infrastructure Total Return Fund, Inc. (MGU) (together MCIM/MGU) to provide regulations and procedures consistent with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder, and the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 1 7j-1, thereunder, as well as other securities law and sound business practices.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by MGU or any client of MCIM, from:

1.	employing any device, scheme or artifice to defraud MGU or any other client of MCIM;

2.	making any untrue statement of a material fact to MGU or any other client of MCIM or omit to state a material fact necessary in order to make the statements made to MGU or any other client of MCIM, in light of the circumstances under which they are made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on MGU or any other client of MCIM; or

4.	engaging in any manipulative practice with respect to MGU or any other client of MCIM.

As a practical matter, all of MGU’s Access Persons are also Access Persons of MCIM. Accordingly, the Code, when addressed to Access Persons, applies to Access Persons of MGU and MCIM.12

An Access Person within the meaning of this Code, is a person who has been designated as such by the MCIM Chief Compliance Officer and/or the MGU Chief Compliance Officer or their designee(s) (herein referred to as CCO). Generally, an Access Person is any person defined in the Definitions section that follows as an “Access Person”.

[12]	This applies to all Access Persons unless notified otherwise. Independent directors of MGU are not Access Persons of MCIM, unless notified otherwise.

Immediate family members sharing the same household with any MCIM/MGU Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 1 7j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, contain a presumption that, if the investment adviser’s primary business is providing investment advice to Funds or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any Fund advised by the Adviser.

II.	Fiduciary Duties of Access Persons Under Federal Securities Laws

MCIM Access Persons owe a fiduciary duty to MCIM’s clients and MGU Access Persons owe a fiduciary duty to MGU and its investors. These duties include a duty at all times to place the interests of each entity’s respective clients first. Above all, this means all MCIM Access Persons owe an undivided duty of loyalty to MGU and MCIM’s clients. MGU Access Persons owe this same duty to the people and entities that invest in MGU. Further, MCIM and MGU demand the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all MCIM Access Persons must conduct themselves in an ethical manner and in such a way as to avoid not only actual conflicts of interest with MCIM’s clients, including MGU, but also the appearance of a conflict that could compromise the trust such clients have placed in MCIM.

All Access Persons must comply fully with all applicable laws, including applicable federal securities laws.

III.	Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MCIM.

Failure to comply with MCIM’s pre-clearance, reporting and quarterly certification procedures, as described below, will result in the loss personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MCIM is a wholly-owned subsidiary of Macquarie Group Limited (MGL), an Australian-based financial institution, MCIM Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

Please pre-clear trades through MGL first before pre-clearing through MCIM. There is no need to pre-clear through MCIM if MGL declines your pre-clear request since the requested trade is already prohibited.

MFG staff are bound by the MFG personal trading policy (attached as Appendix 16.6). The MCIM personal trading restrictions meet the requirements of the MFG personal trading policy and no additional pre-clearance is required other than those described below.

A.	MGL Pre-Clearance Requirements

The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates: http://macnet.internal.macquarie.com/portal/site/macnet/centraldetail/?vgnextoid= 5b1 5c4e2c94aa1 1 0VgnVCM 1 000000f067b0aRCRD

Pre-clearance at the MGL level is provided through the Embargo system, US based staff can e-mail pre-clearance requests to RMG Compliance Americas.

B.	MCIM Pre-Clearance Requirements

MCIM’s pre-clearance requirements help to protect Access Persons and MCIM/MGU against the following critical transgressions:

•	Access Persons taking advantage of opportunities more properly belonging to MCIM clients;

•	Access Persons violating MCIM’s Code of Ethics requirements as established by the Securities and Exchange Commission (SEC);

•	Access Persons violating insider trading laws; and

•	Access Persons engaging in front running.

(1)	When the Duty to Pre-Clear Arises

The requirement to pre-clear arises when the following two conditions are met:

a)	You are the person exercising investment discretion over the trade; and

b)	The security to be traded is not on the “Exempt from Pre-Clearance” list. The “Exempt from Pre-Clearance” list is as follows:

•	Shares issued by open-end funds, except that closed-end funds, exchange traded funds or any MCIM managed funds are subject to pre-clearance;

•	Direct obligations to the United States (US Treasury securities);

•	Macquarie Group Limited Stock Options[13]; and

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments[14], including repurchase agreements.

[13]	Restrictions for trading in these securities are addressed in MGL’s pre-clearance policies.
[14]

High quality short-term debt instruments mean any instruments having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre-Clearance list, above. Transactions in all other securities must be pre-cleared.

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any Funds managed by MCIM.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MCIM) on trading in any securities that are not on the Exempt from Pre-Clearance list, these transactions may need to be pre-cleared. You must advise the MCIM CCO or designee before rendering this investment advice.

Independent directors of MGU are expressly excluded from the definition of Access Person under Rule 1 7j-1 (d)(2)(ii) for purposes of providing initial or annual reports of their holdings, or quarterly reports of their trading activity in Covered Securities covered by this Code and for pre-clearing their trades, except for the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placements of securities.

(2)	How to Pre-Clear Your Trades with MCIM

To pre-clear at the MCIM level, staff located in the US should e-mail a preclearance request to MFG Compliance Americas@macquarie.com for approval.

Staff located in Australia should email a pre-clearance request to MFG Staff Trading for approval.

The decision to approve a pre-clearance request lies solely in the discretion of MCIM’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MCIM has, for a client account, traded, paid down, or declined to buy on the day of your pre-clearance request.

The MCIM CCO and MGU CCO are subject to the above requirements as well.

(3)	Investment Personnel Trading Restrictions

In addition to the above pre-clearance requirements, Investment Personnel (who include Portfolio Managers, Portfolio Analysts, Traders and foreign exchange (FX) Traders) may not trade in any equity security:

•	that MCIM has, for a client account, traded or paid down within the past seven (7) calendar days or on the day of your pre-clearance request;

•	that the Investment Personnel is considering buying or selling within the next seven (7) calendar days.

Investment Personnel will not be required to receive formal pre-clearance to satisfy this requirement. They must, however, personally ensure and will be subject to compliance monitoring, that their personal trading does not violate the above restrictions.

(4)	Buying and Selling Shares in MCIM’s Client Accounts

Because MCIM’s Client Accounts are listed and trading on a national securities exchange, they are freely tradable. However, as an Access Person has access to material, non-public information regarding such Client Accounts, trading in these Client Accounts is severely limited. The CCO will make a determination on such trading on a case by case basis.

(5)	Your Trading Window

MCIM pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MCIM preclearance on each subsequent day that the order remains open.

(6)	Minimum Holding Period Applies For Purchased Securities

There is a minimum holding period of fourteen calendar days before you sell any securities of an issuer whose securities you just purchased.

C.	MCIM Access Person Reporting and Certifications

(1)	New Access Persons

When an employee is identified as an Access Person by MCIM’s or MGU’s CCO, the Access Persons must submit to MCIM’s or MGU’s CCO, as applicable, within ten (10) calendar days of being advised of the Access Person designation, an initial holdings report that lists all Reportable Securities (as defined in the Definitions section that follows). The information in this report cannot be more than forty-five (45) days old.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph C.(2) below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MCIM clients) on their securities trading or have control of such account(s), please advise the MCIM CCO or designee at the time you start advising as such. These accounts may be subject to preclearance and reporting obligations as well.

The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect beneficial ownership interest in:

•	title, type of security;

•	as applicable, exchange ticker or CUSIP, number of shares, and principal amount;

•	the name of any broker, dealer or bank with which the Access Person holds an account in which any reportable securities are held for the Access Person’s direct or indirect benefit; and

•	the date the report is submitted.

As noted on the first page of the Code of Ethics, immediate family members sharing the same household with an Access Person are themselves deemed to be Access Persons under federal securities law. As such, their holdings reports, as described in this section, must also be provided to MCIM.

The CCO will provide any Access Person whose financial institution(s) do not produce adequate holdings reports with an excel spreadsheet that is formatted to facilitate compliance with this requirement.

(2)	Ongoing Quarterly Transactions Reporting

The SEC requires MCIM to collect from its Access Persons on a calendar quarterly basis reports that reflect all transactions that took place during the prior quarter:

•	in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or

•	over which the Access Person had control.

MCIM/MGU’s Boards require Access Persons to submit quarterly reports regarding transactions in all Reportable Securities and Covered Securities (Access Persons who are MGU Access Persons only, only have to report transactions in Covered Securities), as these terms are defined in the Definitions section that follows. This enables the CCO to surveil for improper trades and other trades that could create the perception of any improprieties. The CCO will review all quarterly reports promptly upon receipt to ensure that all Access Persons are in compliance with this section of the Code.

These reports must be submitted within thirty (30) days after each calendar quarter end. Each transaction report must contain the following information, where applicable:

•	The date of the transaction;

•	The security description, and as applicable, the exchange ticker or CUSIP number;

•	Number of shares or par value;

•	Principal amount of the securities;

•	Whether the transaction was a purchase or sale or any other type of acquisition/disposition;

•	The price at which the transaction was effected;

•	Interest rate and maturity rate;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is submitted.

If the Access Person has directed all financial institutions where he or she has accounts that hold Covered Securities and/or Reportable Securities to send copies of his or her account statements and trade activity to MGL and/or MCIM, or the Access Person is only trading Covered Securities and/or Reportable Securities through MEL, the Access Person does not have to submit a quarterly transaction report to the CCO as long as MGL receives the trade activity and account statements within thirty (30) days of the end of the quarter in which the trades were executed. For Access Persons trading Covered Securities through MEL, MCIM may request their account activity directly from MEL.

(3)	Initial and Quarterly Certifications

The MCIM or MGU CCO or his/her designee will make available to new Access Persons the necessary documentation to enable Access Persons:

•	to certify their understanding and their willingness to comply with MCIM’s and MGU’s compliance programs, as applicable; and

•	to confirm that the personal securities holdings information that they have provided is complete and accurate.

The relevant CCO or his/her designee will require each Access Person to confirm that the transactions effected during the period were in accordance with this Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to sign with respect to compliance with MCIM’s Gift and Entertainment Policy as set out below.

(4)	Annual Reporting

Every Access Person must submit an updated holdings report (Annual Report) by February 14th of each calendar year. The information in that report cannot be more than forty (45) days old. MCIM’s or MGU’s CCO, as applicable, will notify all Access Persons to submit an Annual Report.

In addition, on an annual basis, the MCIM CCO will require each Access Person to certify that they have complied with the terms of this Code and the MCIM Compliance Manual.

IV.	Gifts and Entertainment[15]

Generally, Access Persons may not give or receive any gifts in connection with any business of MCIM because it may appear improper or raise a potential conflict of interest. However, gifts of strictly nominal value (US$100 or less) are allowed, but at no time may an Access Person accept cash. This includes normal and customary business entertainment, the cost of which would be paid for by MCIM as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MCIM.

Broker-dealers that are NYSE and/or FINRA members and any of their associated persons are restricted from giving and receiving gifts in excess of US$100 when the gift is in relation to the business of the recipient’s employer.

When an Access Person gives or receives a gift or entertainment, he/she must notify MCIM’s CCO and provide MCIM’s CCO with the following:

•	date of the gift/entertainment;

•	the giver and recipient of the gift/entertainment;

•	type of gift/entertainment;

•	approximate value of the gift/entertainment;

•	a description of the gift/entertainment;

•	the nature and duration of the relationship between the giver and recipient; and

•	documentation supporting the value of the gift/entertainment.

[15]	This section does not apply to MGU’s Independent Directors.

The Access Person may email this information to MCIM’s CCO at the following email address: MFG Compliance Americas@macquarie.com.

MCIM’s CCO will maintain a log with the above information to track all gifts and entertainment.

Access Persons must comply with the MGL Dealing with Public Officials’ policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult MCIM’s CCO.

V.	Service on a Board of Directors

An Access Person may serve on the Board of Directors of a publicly traded company (the “Board”) only if:

1.	The CCO determines that serving on the Board would be consistent with the interests of MCIM and MGU and its investors;

2.	Appropriate “Chinese wall” procedures are established; and

3.	The CCO provides written authorization that the Access Person can serve on the Board.

COMPLIANCE and SANCTIONS

If you become aware of or suspect any violations of this Code, you must report them to the MCIM or MGU CCO as soon as practicable. Reports may be made anonymously. MCIM has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO shall review the records obtained pursuant to this Code to ensure that all MCIM and MGU Access Persons are complying with its provisions. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 1 7j-1 (f) under the 1940 Act, as further described in MCIM’s and MGU’s compliance manuals.

MCIM and/or MGU may, as they deem appropriate, impose sanctions, including, inter alia, a fine, letter of censure, revoking personal securities trading privileges, suspension or termination of employment of any Access Person who violates any provision of this Code.

DEFINITIONS

For Purposes of this Code of Ethics:

1)	“Access Person” means:

a)	any director, partner, officer, Advisory Person or employee of MCIM and/or MGU; and/or

b)	Any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of MGU or any other of MCIM’s clients; and/or

c)	Any person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2)	“Advisory Person” means any director, officer, general partner or employee of MCIM and/or MGU who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of Covered Securities by MGU or any other MCIM client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and any natural person in a control relationship to MGU or MCIM who obtains information concerning recommendations made to MGU or any other of MCIM’s clients with regard to the purchase or sale of Covered Securities by MGU or any other of MCIM’s clients.

3)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4)	“Beneficial Ownership Interest” means any direct or indirect interest in the name of the MCIM and/or MGU employee as well as any direct or indirect interest in the name of the MCIM and/or MGU employee’s spouse, child, all persons residing with or financially dependent upon the MCIM and/or MGU employee, any person to whom the MCIM and/or MGU employee contributes material financial support and any account over which the MCIM and/or MGU employee exercises control.

5)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

6)	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

a)	Direct obligations of the Government of the United States;

b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

c)	Shares issued by open-end Funds.

7)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

8)	“Fund” means an investment company registered under the 1940 Act.

9)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

10)	“Investment Personnel” means any employee of MCIM and/or MGU (or of any company in a control relationship to MCIM and/or MGU) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by MCIM and/or MGU; or any person who controls MCIM and/or MGU and who obtains information concerning recommendations made to MCIM and/or MGU regarding the purchase or sale of securities by MGU.

11)	“Limited Offering” or “Private Placement” means an offering of securities that is exempt from registration under the 1933 Act pursuant to section 4(2) or 4(6) or pursuant to rule 504, 505, or 506 under the 1933 Act.

12)	“MCIM Client Accounts” means any account to which MCIM acts as an investment adviser or a sub-investment adviser.

13)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

14)	“Reportable Fund” means (i) any Fund for which MCIM serves as an investment adviser, including MGU; and/or (ii) any Fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MCIM.

15)	“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

a)	Direct obligations of the Government of the United States;

b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c)	Shares issued by money market funds;

d)	Shares issued by open-end funds other than reportable funds; and

e)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

16)	“Security Held or to be Acquired” by a Fund means:

(i)	Any Covered Security which, within the most recent 15 days:

(1)	Is or has been held by the Fund; or

(2)	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above in 12(i).

EXHIBIT 16.2.A

Macquarie Capital Investment Management LLC

Macquarie Global Infrastructure Total Return Fund Inc.

MEMORANDUM

To:	MCIM Chief Compliance Officer/MGU Chief Compliance Officer

From: (MCIM/MGU	Access Person)

Date:

Re:	New Access Person’s Code of Ethics Certification

By my signature below, I hereby certify that I have read, and understand, the MCIM/MGU Code of Ethics (attached).

Access Person’s Name (Print)

EXHIBIT 16.2.B

MACQUARIE CAPITAL INVESTMENT MANAGEMENT LLC

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.

MEMORANDUM

To:	MCIM Chief Compliance Officer

From:                                         (MCIM Access Person)

Date:

Re:	New Access Person’s Notice of Personal and Related Accounts

As an employee of a registered investment adviser who has access to non-public information about the trading and holdings of the funds/accounts the adviser manages, I understand that I am deemed to be an Access Person under U.S. federal securities laws.

As an Access Person, I am required to submit within 10 days of my start date the Information listed below about all personal accounts:

•	that hold Covered Securities and/or Reportable Securities, as those terms are defined in the Code of Ethics; and

•	are held by (or for the benefit of) me and/or any immediate family member sharing the same household.

Personal accounts that meet the criteria above, are called Covered Accounts. I understand that the Information regarding the holdings in my Covered Accounts cannot be more than 45 days old when I initially submit the Information to MCIM.

Investments in financial instruments such as swaps, futures and forwards, and investments in private placements, including interests in hedge funds and private equity funds, are Covered Securities and Reportable Securities and so must be reported.

“Information” includes the following:

•	Name(s) on the account;

•	Date opened;

•	Account number;

•	Financial Institution;

•	Holdings:

•	Ticker/CUSIP

•	Name of Issuer

•	Number of Shares

•	Value of Shares

MCIM, or I at MCIM’s request, will request that duplicate trading confirmations and account statements from each financial institution at which I maintain a Covered Account be sent to MCIM as frequently as I receive such confirmations and statements but, in any event, no less frequently than quarterly within 30 days of the end of such quarter. In the event that the financial institution(s) that hold(s) my Covered Account(s) produce(s) no such documentation, I will timely provide MCIM with the required Information using the format on the attached Quarterly Account, Holdings, and Trading Activity Report.

I also understand and agree that I must inform the MCIM Chief Compliance Officer (or his or her designee), in writing, prior to opening any new Covered Accounts and immediately upon the closing of any existing Covered Accounts. Prior to placing any securities transactions, I understand that I must email trade pre-clearance requests to RMG Compliance Americas and pre-clear with the MCIM Chief Compliance Officer or his or her designee, as well as pre-clear these transactions with MGL.

Re:	New Access Person’s Securities Holdings Report

                 I hereby certify that as of                                 , I had a beneficial ownership interest in no Covered Securities or Reportable Securities other than those set forth on the attached brokerage account statements (or the completed New Access Person Statement of Holdings Report) and the holdings information on such statements or report is not more than 45 days old.

OR

                 I hereby certify that as of                                 , I do not have a beneficial ownership interest in any Covered Securities or Reportable Securities.

Access Person’s Name (Print)

Signature

Macquarie Capital Investment Management LLC	NEW ACCESS PERSON STATEMENT OF HOLDINGS

Macquarie Global Infrastructure Total Return Fund Inc.

Access Person’s Name:

Date:

Name on Account	Date Opened	Account Number	Financial Institution	Holdings
				Ticker/CUSIP	Name of Issuer	# of Shares	Value of Shares

I certify that the information I have provided on this document represents all my Covered Accounts holding non-Exempt Investments and that this information is not more than 45 days old.

Signature	Date

As a reminder, federal law imposes strict sanctions on individuals who are subject to the SEC’s jurisdiction and who knowingly and willfully make any false statements or representations to the SEC. As an access person of an SEC-registered investment adviser, your holdings information will be provided to the SEC during routine and other inspections.

A “Covered Account” is any personal account:

•	that holds Covered Securities and/or Reportable Securities[16], as those terms are defined below; and

•	is held by (or for the benefit of) me and/or any immediate family member sharing the same household.

A “Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

b)	Direct obligations of the Government of the United States;

c)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

d)	Shares issued by open-end Funds.

A “Reportable Security” means a security as defined in section 202(a)(1 8) of the Act (15 U.S.C. 80b-2(a)(1 8)), except that it does not include:

e)	Direct obligations of the Government of the United States;

f)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

g)	Shares issued by money market funds;

h)	Shares issued by open-end funds other than reportable funds; and

i)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Investments in financial instruments such as swaps, futures and forwards, and investments in private placements, including interests in hedge funds and private equity funds are Covered Securities and Reportable Securities and so must be reported.

Please do not hesitate to contact the Chief Compliance Officer if you have any questions.

[16]	Access Persons of MGU only must report Covered Securities only.

EXHIBIT 16.2.C

Macquarie Capital Investment Management LLC

Macquarie Global Infrastructure Total Return Fund Inc.

QUARTERLY CODE OF ETHICS REPORTING

Access Person Name:	For the Quarter Ended:

NOTICE OF COVERED ACCOUNTS, TRADING ACTIVITY AND GIFTS & ENTERTAINMENT

I understand and agree that I must notify the CCO of Macquarie Capital Investment Management LLC (“MCIM”) or his or her designee prior to opening a Covered Account (as that term is defined on page 3). I also understand and agree that MCIM, or I, at MCIM’s request, will request duplicate confirmations and account statements from each financial institution at which such accounts are held to be timely sent to MCIM as set forth in the Code of Ethics.

TRADING ACTIVITY

Please initial the applicable box below:

☐	listed on the attached sheet provided for this purpose is all the trading activity in Covered Securities and Reportable Securities[17] in my Covered Accounts during this quarter; OR

☐	attached hereto is documentation from the financial institution(s) where my Covered Accounts are held evidencing same; OR

☐	all of my trading activity in Covered Securities and Reportable Securities for my Covered Accounts during this quarter is reflected on documentation from the financial institution(s) where my Covered Accounts are held. A copy of the documentation reflecting all of my trading activity has been sent directly from the financial institution(s) where my Covered Accounts are held to the CCO of MCIM or Macquarie; OR

☐	all of my trading activity in Covered Securities and Reportable Securities for my Covered Accounts during this quarter occurred in my account(s) with Macquarie Equities. A copy of the documentation reflecting my trading activity can be requested directly from Macquarie Equities by the CCO of MCIM or Macquarie; OR

☐	I did not engage in any trading activity in Covered Securities and Reportable Securities during this quarter.

I also understand and agree that I must timely inform the CCO of MCIM or his or her designee, in writing, prior to opening any new accounts and upon the closing of any of the above account(s).

[17]	Access Persons of MGU only must report Covered Securities only.

GIFTS AND ENTERTAINMENT ACTIVITY

I hereby certify that during the applicable quarter:

1.	I have not received any impermissible gift or any entertainment from any broker/dealer providing any service or services to MCIM or Macquarie Global Infrastructure Total Return Fund Inc. (“MGU”) (“Broker/Dealer”); and

2.	I have not accepted any gift in connection with any business of MCIM/MGU that has not been previously reported to MCIM’s or MGU’s CCO;

nor

3.	Have I given to or accepted from any person other than a Broker/Dealer any gifts in excess of the nominal value* in connection with any business of MCIM.

*	Nominal value includes normal and customary business entertainment the cost of which is paid for by MCIM or MGU.

I further certify that during the covered period I have complied with the MGL Dealing with Public Officials’ policy.

Signature	Date

A “Covered Account” is any personal account:

•	that holds Covered Securities and/or Reportable Securities, as those terms are defined below; and

•	is held by (or for the benefit of) me and/or any immediate family member sharing the same household.

A “Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

j)	Direct obligations of the Government of the United States;

k)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

l)	Shares issued by open-end Funds.

A “Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

m)	Direct obligations of the Government of the United States;

n)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

o)	Shares issued by money market funds;

p)	Shares issued by open-end funds other than reportable funds; and

q)	Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

Investments in financial instruments such as swaps, futures and forwards, and investments in private placements, including interests in hedge funds and private equity funds are Covered Securities and Reportable Securities.

Macquarie Capital Investment Management LLC	QUARTERLY TRADING ACTIVITY REPORT

Macquarie Global Infrastructure Total Return Fund Inc.

Access Person’s Name:

For Quarter Ending:

Name on Account	Account Number	Financial Institution	Trading Activity
			Date	Ticker/CUSIP	Name of Issuer	Activity	# of Shares / Principal Amount	Share / Transaction Price	Total Value of Shares / Transaction	Type	Interest Rate/ Maturity

For the account(s) marked with an asterisk (*), above, I have delegated complete investment discretion to an independent third party who does not share the same household as I do. As such, I have not personally verified that the trading activity listed for this/these accounts is complete or accurate.

Signature	Date

As a reminder, federal law imposes strict sanctions on individuals who are subject to the SEC’s jurisdiction and who knowingly and willfully make any false statements or representations to the SEC. As an access person of an SEC-registered investment adviser, your holdings information will be provided to the SEC during routine and other inspections.

Appendix 16.3

Macquarie Capital Investment Management LLC

Macquarie Global Infrastructure Total Return Fund Inc.

ANNUAL ACCESS PERSON STATEMENT OF HOLDINGS

Access Person’s Name:

For Year Ending:

Today’s Date:

Name on Account	Account Number	Financial Institution w/Date Opened	Holdings
			Ticker/CUSIP	Name of Issuer	Number of Shares	Value of Shares

I certify that the information I have provided on this document represents all my Covered Accounts holding Covered Securities and/or Reportable Securities and that this information is not more than 45 days old.

             I hereby certify that as of                                         , I had a beneficial ownership interest in no Covered Securities and/or Reportable Securities other than those set forth in the brokerage account statements sent to MCIM or held in my account with Macquarie Equities (or the completed Quarterly Account, Holdings and Trading Activity Report) and the holdings information on such statements or report is not more than 45 days old.

OR

             I hereby certify that as of                                         , I do not have a beneficial ownership interest in any Covered Securities and/or Reportable Securities.

ACCESS PERSON’S NAME (PRINT):

SIGNATURE:

As a reminder, federal law imposes strict sanctions on individuals who are subject to the SEC’s jurisdiction and who knowingly and willfully make any false statements or representations to the SEC. As an access person of an SEC-registered investment adviser, your holdings information will be provided to the SEC during routine and other inspections.

Appendix 16.4

MACQUARIE CAPITAL INVESTMENT MANAGEMENT LLC

NOTICE OF OUTSIDE BUSINESS ACTIVITY

To:	Chief Compliance Officer

From:

Date:

This memorandum serves as notice that I intend to participate in the following employment or business activity outside the scope of my employment with Macquarie Capital Investment Management LLC (MCIM):

Name of the other Macquarie Entity:

Or if activity is outside of Macquarie Capital Investment Management LLC, list name of Business:

____________________________________________________________

Description of Business or Activity:

Position or Relationship:

Anticipated Time Commitment or Duration:

Will you receive additional compensation for this activity? Yes or No: _________

Ownership Interest (if applicable):

What is your role with Macquarie Capital Investment Management LLC ? ______________

In relation to your role with Macquarie Capital Investment Management LLC do you supervise anyone?

Yes or No:              If so, please list those individuals:

_____________________________________________________________

             Outside MCIM Business Activity Approved

             Outside MCIM Business Activity Denied

Chief Compliance Officer	Date

Appendix 16.5

MACQUARIE-WIDE POLICY

CONFLICTS OF INTEREST AND RESTRICTED TRADING

Personal Dealing Policy

Version 7.2, 27 March 2008

Policy Owner: RMG Compliance

1.	Introduction

International investment banks are scrutinised for conflicts of interest and misuse of informational advantage (including insider trading), as well as other prohibited conduct. This is due, in part, to the broad range of financial activities in which investment banks engage, including: research; advisory; agency and proprietary trading; professional and business banking; financial product development; risk assessment; and funds management. Employees of investment banks can be exposed to increased scrutiny due to their perceived privileged position.

To ensure that employees do not engage in prohibited conduct, Macquarie has instituted appropriate policies and procedures for personal dealing by its employees. It is crucial that each employee of Macquarie recognise her or his responsibilities as an employee of an international investment bank.

This policy is a key component of Macquarie’s risk management regime. It identifies the principles by which Macquarie balances the personal investment interests of employees against the responsibility of Macquarie and its employees to ensure that all personal dealing and investing activities are conducted appropriately, and in a way, which does not damage Macquarie’s reputation.

This Policy applies four fundamental principles:

1.	An employee must conduct her or his personal investment activity appropriately, having regard to applicable law, regulatory and conflicts management requirements;

2.	All personal dealing must be conducted through an approved “Employee Related Account”;

3.	All personal dealing in certain financial products (including listed equities) must be pre-cleared with RMG Compliance, and may only occur if clearance is given; and

4.	All personal dealing positions in a financial product must be held for a minimum of 14 calendar days after the most recent acquisition.

Employees may be subject to additional divisional and/or regional personal dealing policies. Where this policy is inconsistent with local regulations in a particular jurisdiction, the local regulation will apply to the extent of the inconsistency. RMG Control Room will determine how the policy will be applied in a particular jurisdiction and may modify the operation of the policy accordingly.

2.	Application of this policy

2.1	This policy applies to:

•	All employees of Macquarie, regardless of seniority, division or geographical location; and

•	Any person over whom an employee has, or is deemed to have, investment control or influence (“associates”).

For the purposes of this policy, reference to an “employee” includes any person who is employed by Macquarie (full time or part time) or is a contractor with Macquarie whose contract is exclusive and either open-ended or is longer than three months in duration. Macquarie may apply this policy in whole or part to any short-term contractors, consultants or temporary staff. Macquarie will seek to have relevant aspects of this policy adopted by Non-Executive Directors of Macquarie Group Limited or any of its subsidiaries or related entities. RMG Compliance Sydney will consider exempting employees of certain stand-alone subsidiaries and related entities.

For the purposes of determining whether a person is an “associate” of an employee, the employee is deemed to have investment control or influence over:

•

A spouse, de facto partner, or any child or step-child under the age of 18 (collectively “immediate family”) – RMG Compliance will consider requests to exempt an independent spouse or partner (see section 9.2 below);

•	A self-managed superannuation or Approved Deposit Fund for the employee or her or his immediate family;

•	A company controlled by the employee or her or his immediate family;

•	A company more than 50% of the capital of which is held by the employee or her or his immediate family;

•	An investment company in which the employee or her or his immediate family is a significant beneficiary (or is involved in investment decisions);

•	A trust of which the employee or her or his immediate family is trustee or has the power to replace the trustee; or

•	A trust of which the employee or her or his immediate family is the sole or major beneficiary.

If there is any doubt about the status of an account, the presumption will be that the employee does have investment control or influence over it. If an employee makes investment decisions on behalf of another person, then that person is an associate of the employee and is also subject to this policy.

The policy will continue to apply to employees who are on leave (including leave without pay), unless RMG Compliance has granted an exemption to the employee.

2.2	Types of investments this Policy applies to

Generally, this policy applies to all types of financial product, with limited exceptions. A financial product is any facility used to make a financial investment or to manage a financial risk. This includes securities, units in trusts, interests in funds/managed investment schemes, limited partnership interests, debt instruments, hybrids and derivatives (including exchange traded – eg ETO’s – and over the counter products – eg OTC options and warrants, swaps, forward contracts and contracts for differences).

Some financial products are exempt from this policy so long as the underlying investment decisions are not made or influenced by the employee or her or his associate – eg cash deposit accounts (including CMT accounts) and the underlying investments of managed funds through which an employee may obtain exposure to securities.

2.3	Margin Lending and other Financing arrangements

Employees are reminded that all dealings in financial products, including financing arrangements, are subject to this policy. Employees who enter into margin loans or other financing arrangements over financial products should ensure they have sufficient available cash or other acceptable collateral to meet margin calls including during a period of extreme sudden market downturn. Employees may be unable to obtain clearance for the disposal of shares that are subject to a margin call or may otherwise be prevented from rebalancing their portfolio.

3.	General restrictions on personal dealing

Employees have an obligation to conduct their investment activities appropriately, having regard to applicable law, regulatory and conflicts management requirements. Employees must carefully consider the nature of their Macquarie responsibilities – and the type of information they might be deemed to possess – before engaging in a personal financial product transaction.

3.1	Misuse of information

If an employee possesses non-public price-sensitive information about or affecting a financial product, or the issuer of any financial product, that employee is prohibited from buying or selling such financial product, or advising or procuring any other person to buy or sell such financial product. Employees are responsible for determining whether information they possess is non-public and price-sensitive before they seek clearance (see section 5 below). For more information on non-public price-sensitive information and associated restrictions, see Macquarie’s Chinese Walls Policy.

Employees are also prohibited from engaging in “front running”, which means that employees may not buy or sell financial products so as to benefit from their knowledge of the trading positions, plans or strategies of Macquarie, an associated entity or fund, or a client, or forthcoming or recently released research.

3.2	Conflicts with Macquarie job responsibilities

To prevent conflicts of interest, certain restrictions apply to employees who have significant dealings with a client on behalf of Macquarie and employees who trade certain types of financial product for Macquarie.

Examples of relationships with a client that can lead to conflicts with personal dealing include where an employee: has an ongoing advisory role with a client; is responsible for credit decisions affecting the client; or has ongoing trading responsibilities for the client.

In general, an employee is prohibited from buying or selling the financial products of clients or counterparties with which the employee has significant dealings on behalf of Macquarie, or for which the employee has ongoing relationship management responsibilities on behalf of Macquarie.

In order to avoid the appearance of conflicts of interest, some divisions may restrict employees who have “trading or trading-related responsibilities” with respect to particular types of financial products from buying or selling the same types of financial products for personal investment purposes.

4.	Employee Transactions in Macquarie Group Investments

Employees and their associates may deal in Macquarie Group investments during designated Staff Trading Windows only. Examples of Macquarie Group investments include:

•	MGL shares;

•	Structured products providing exposure to MGL shares;

•	Futures contracts, options and warrants over MGL shares;

•	Macquarie Converting Preference Shares; and

•	Macquarie Income Securities.

Trading windows have conventionally followed the release of Macquarie Group’s interim results (May/June), final results (November/December) and the Annual General Meeting (July/August), and are generally announced by an All Staff Email. To maintain an orderly market in Macquarie Group Limited securities during these windows, employees should cooperate with staff dealers when placing orders, and to place orders at “operator’s discretion”. Any orders to deal Macquarie Group Limited securities that are not filled by the close of a Staff Trading Window will lapse.

Transactions in Macquarie Group Limited securities always require pre-clearance except for certain employee share options (see Sections 4.1 and 5 below). Further, if an employee possesses non-public price-sensitive information affecting Macquarie, then that employee may not deal in Macquarie Group Limited securities even if the designated Staff Trading Window is open.

Employees are not permitted at any time to enter in a transaction that is designed or intended to hedge their exposure to Macquarie Group Limited shares, which are subject to retention arrangements, unvested Macquarie Group Limited options, or both. Employees can however enter into a transaction intended to hedge vested MGL shares and/or MGL stock options subject to compliance with the staff dealing policy, i.e. pre-clearance and hold periods.

Employees are not permitted to take net short positions in MGL shares in any Macquarie Group Investments or Macquarie-managed funds.

4.1	Employee Share Options

Generally, employees may only exercise options issued under the Macquarie Group Limited Employee Share Option Plan during designated Option Exercise Periods. Option Exercise Periods traditionally run from the ex-dividend date of Macquarie Group Limited ordinary shares in May / June until the end of August and from the ex-dividend date of

Macquarie Group Limited ordinary shares in November / December until the end of February. Employees do not need to pre-clear before exercising vested Macquarie Group Limited Employee Share Options through Company Secretarial.

Employees may only sell options under the Ord Minnett Sale of Options facility when Option Exercise Periods and Staff Trading Periods coincide.

4.2	Granting security over Macquarie Group Limited Shares

Employees may not grant security over issued under the Employee Share Plan until the three-year disposal restriction on those shares is lifted.

Employees with other fully paid Macquarie Group Limited shares are generally permitted to grant security over the shares, however the granting of security over Macquarie Group Limited shares held subject to the Deferred Exercise Employee Share Option Plan (also known as DESOP) is subject to the receipt of prior written consent of the Plan Company and approval by Macquarie Group (refer to the Macquarie Group Limited Employee Share Option Plan prospectus for further information).

MGL Margin Lending may lend to employees against fully paid MGL Shares. Margin lenders including Macquarie are able to sell those shares in the case of default by the employee at any time and are not restricted to dealing within the Staff Trading Periods.

Employees borrowing against MGL shares cannot intervene in default selling decisions outside of Staff Trading Periods. Employees must not attempt to circumvent the staff dealing rules by having a financier sell the Macquarie Group Limited shares on their behalf. This would be considered a breach of the Staff Dealing Rules and dealt with accordingly.

5.	Employee Related Accounts All personal dealing conducted by employees and their associates must be through an “Employee Related Account”.

For financial products traded in Australia and New Zealand, transactions are only to be conducted through Employee Related Accounts held with Macquarie.

For financial products traded in other locations, transactions are to be conducted through Employee Related Accounts held with brokers approved by RMG Compliance. Such non-Macquarie accounts are to be opened (or maintained) only with the written approval of RMG Compliance, and employees are responsible for ensuring that copies of all contract notes or confirmations are sent to RMG Compliance.

An investment account is any account that has the capability of holding financial products (as defined above in Section 2.2), or in which a transaction in a financial product may be executed, where the employee or associate can be perceived to have control or influence over transactions or investment decisions.

All non-Macquarie investment accounts must be disclosed to RMG Compliance, with the exception of cash deposit accounts (including CMT accounts) and managed fund accounts.

6.	Pre-clearance

6.1	When pre-clearance is required

All personal dealing conducted by employees and their associates in certain financial products must be pre-cleared against Macquarie’s Embargo system (for an explanation of the Embargo system, see Appendix A below.) Examples of financial products that require pre-clearance include: shares; share futures; options; warrants; listed trusts; and corporate bonds.

An employee must seek pre-clearance before accepting rights issues or buyback offers made in respect of a listed issuer.

Since pre-clearance is required for every “trade”, some financial products may require more than one clearance. For instance, the acquisition of an option will require pre-clearance, as well as any subsequent sale or exercise of that option (however, see section 6.2 below regarding employee share options). RMG Compliance will consider exemptions for options that are embargoed at the time of their exercise date.

6.2	When pre-clearance is not required

Employees do not need to pre-clear before:

•	Exercising vested Macquarie Group Limited Employee Share Options; or

•	Electing to participate generally in a Distribution or Dividend Reinvestment Program.

However, some jurisdictions require investors to elect whether to reinvest in respect of particular distributions. In these circumstances, pre-clearance will be required.

6.3	Responsibility for pre-clearance

Employees are responsible for pre-clearing their transactions (and those of their associates). Associates cannot pre- clear their own transactions.

6.4	Action once pre-clearance is granted

If pre-clearance is given for a specific transaction, then the order must be placed within 24 hours of the granting of the pre-clearance. Further, the order must be executed within seven days of the granting of the pre-clearance. Any part of any order that is not filled within seven days of pre-clearance must be pre-cleared again.

Employees are ultimately responsible for ensuring that their personal dealing activities comply with all applicable laws and regulations. Receiving clearance against embargo is not a warranty of the proposed trade’s propriety.

6.5	If pre-clearance is not given

If an employee learns that an issuer is embargoed, that information is not to be disclosed to any other person.

7.	Staff allocations

An employee must not accept a firm allocation in any IPO or secondary offer from any broker, financial planner, or any other person. See the Allocation of Financial Products Policy for more details.

8.	Holding periods

Whenever an employee or associate buys or acquires an interest in a financial product, the employee or associate may not sell or dispose of any interest in that financial product for 14 days after the date of the most recent acquisition of that financial product.

This principle also prohibits the use of derivatives to alter the effective position in the particular financial product within 14 days.

9.	Other matters

Waivers and exceptions

Exemptions to this policy require prior written approval from RMG Compliance.

9.1	Waiver from related accounts requirement

Under some circumstances, associates who are deemed to be under the investment control or influence of a Macquarie employee (eg an employee’s spouse or de facto) may not be able to comply with this policy. In those circumstances, the employee may apply to RMG Compliance for a Related Account Exemption. For such an Exemption to be approved, the employee must confirm that she or he:

•	Does not in fact have investment control or influence over that other account;

•	Will not participate in or discuss the investment decisions made on the account; and

•	Will not disclose confidential information about Macquarie, its customers or clients to her or his spouse, de facto, the account holder or other person involved in the management of the account.

Such exemptions are granted for the circumstances at the time. Any relevant change in circumstance may lead to a revocation of the exemption. Employees are required to inform RMG Compliance of any relevant changes in circumstances.

9.2	Waiver from Embargo and holding periods

Waivers from either an embargo restriction or a holding period requirement are rare. To receive such a waiver, the employee must make a submission to RMG Compliance in which she or he:

•	Undertakes that she or he does not possess non-public price-sensitive information affecting the relevant financial product;

•	Declares that she or he faces financial hardship; and

•	Confirms that selling the affected financial product is the only practical method of overcoming the financial hardship.

If RMG Compliance is satisfied that there is a prima facie case, it will seek approval for the exemption from any one of the following:

•	The Deputy Managing Director;

•	The Head of Risk Management Group; or

•	The Head of RMG Compliance.

If approval is granted, a waiver is valid for only 24 hours, or until otherwise determined.

9.3	Consequences of a breach

As a condition to employment with Macquarie, every employee must adhere to the policies and standards of conduct discussed in this policy. Failure to comply with them may subject an employee to disciplinary action, including possible dismissal. In addition, violation of the rules described in this Policy may subject an employee to possible civil or criminal penalties in accordance with the company and securities laws and regulatory rules applicable in various jurisdictions.

RMG Compliance will report breaches of this Policy to the Executive Committee and the Board of Directors of Macquarie Group Limited through the Board Exception Reporting process. When appropriate, breaches will also be reported to the MBL Executive Committee and MBL Board.

9.4	Questions

Contact divisional Compliance or RMG Compliance if your have questions on this policy. This policy will be subject to annual review by RMG Compliance.

Appendix A

Explanation of the Embargo system

The Embargo system is the computerised means of managing restrictions on employees dealing in financial products. In general, an issuer is placed on Embargo for a certain group of employees when that group is deemed to be in possession of potentially non-public price-sensitive information affecting that issuer. When this occurs, ordinarily all financial products related to the issuer will be embargoed for that group of employees (for instance, ordinary shares of the issuer, options and warrants over those shares, corporate debt, etc).

Personal dealing may be embargoed at the following levels:

Individual – typically, when an individual employee has crossed a Chinese Wall to assist on a deal or transaction in another division which possesses non-public price-sensitive information;

Divisional – when a Chinese Walled area is deemed to possess non-public price-sensitive information; and

Macquarie-wide – when all dealing is prohibited due to perception risks, or where there is a serious risk of non-public price-sensitive information throughout Macquarie; for example, as is the case with Macquarie Group investments outside the specific Staff Trading Windows.

Some employees are on the “default” list. This list comprises senior management and employees in those divisions that are considered to be above (or span across) the Chinese Walls – eg Central Executive, Financial Operations Division, Information Services Division, and Risk Management Group. Generally, if an issuer is placed on embargo for a particular division, the default group will also be embargoed for that issuer.

As is evident, Chinese Walls and the location and quarantining of non-public price-sensitive information are key to the Embargo system. For a full explanation of the Chinese Walls in Macquarie, see Macquarie’s Chinese Walls policy. Because the mere presence of an issuer on the Embargo system is often sensitive information itself, this information is not provided generally to employees.

Any employee who learns that a particular issuer is on embargo must not disclose that information to another employee within Macquarie, except as required to administer Macquarie’s staff trading procedures. Additionally, information must not be communicated to any person outside Macquarie.

A breach of these requirements could jeopardise Macquarie’s relationship with a client, and its reputation in the market. Further, a breach of these rules could also result in personal liability for a violation of applicable insider trading laws. For these reasons, breaches will be treated extremely seriously.

Associates of employees (as defined in section 2.1 above) “inherit” the restrictions applicable to the employee. If a person (or company) is an associate of more than one employee in Macquarie, where those employees are in different divisions, then the associate will inherit the restrictions applicable to the default list.

Appendix 16.6

MFG Personal Account Trading Policy

1.	Purpose of this policy

It is important that, in order for Macquarie Group to maintain its integrity and to ensure compliance with relevant legislation and manage conflicts of interest between investors, Macquarie and staff, that there is a framework of relevant policies and procedures within which personal dealing by employees can be conducted. These policies ensure that employee’s personal dealing and investing activities are conducted appropriately and that prohibited conduct is avoided.

In addition to the Macquarie Funds Group Personal Account Trading Policy, other key policies that make up this framework include:

•	Macquarie Personal Dealing Policy

•	Macquarie Conflicts of Interest Policy

•	Macquarie Personal Conflicts of Interest Policy

•	Macquarie Allocation of Financial Products Policy

2.	Application and Operation of this Policy

This Policy applies to all MFG staff, regardless of seniority or location and includes MFG contractors, consultants and temporary staff after three months. Also covered by the policy are ‘associates’ which include a spouse, a de facto partner, any non-adult children, family trusts over which a staff member has investment discretion and companies and any relatives whose investment decisions staff members may exert influence over or may be deemed to apply influence over. Please refer to the definition of ‘associates’ in the Macquarie-wide Policy.

You should also note that laws concerning Personal Dealing vary from country to country and while this Policy seeks to reflect the relevant laws & regulations and Group policy on Personal Dealing, there may be particular local requirements which will apply in given jurisdictions which you are also obliged to observe.

It is your responsibility to comply with local securities laws and compliance policies in your personal dealings at all times and you can consult with COR for further assistance.

3.	What type of dealing does this policy apply to?

Rule 1: All MFG staff Pre-clearance may be required by the relevant business head.

Securities (includes listed Australian and International equities, fixed interest securities, listed managed funds and related corporate actions)

Rule 2a: All staff located with the listed securities trading desk (Level 23 King St)

•      Pre-clearance is compulsory and the request must be via email to MFG Staff Trading. There will be two daily windows for requests to be submitted by 9 am and 2 pm. Relevant dealers will endeavour to confirm prior to 10 am and 3 pm only.

•      The approval is only valid for the day that it is obtained. If the order is not fully filled by the end of the day, unexecuted orders must be cancelled and pre-clearance must be obtained prior to trading on a subsequent day.

and

Derivatives (includes exchange traded options, CFDs, over the counter options, warrants and futures over listed securities and excludes index related securities).

Rule 2b: All staff located with the listed Private Equity securities trading desk (Level 25
King St)

•      Pre-clearance is compulsory and the request must be via email to MFG AM COR.
As per above there will be two daily windows for requests to be submitted by 9 am and 2 pm.

Regional offices may be subject to their local jurisdictional requirements. Australian entities that are US Registered Investment Advisors may be subject to their US Compliance Manual requirements as agreed with MFG COR.

There is a minimum holding period of 14 days as per the Macquarie- wide Personal Dealing Policy.

Unlisted Macquarie and Non Macquarie Funds e.g. Colonial First State Australian Share Fund (excludes Cash Management Trusts)

Rule 3: All MFG Staff - There is a minimum holding period of 14 days.

Rule 4: Funds with Monthly Redemption liquidity (or less frequent):

The Risk Management and Fund of Funds teams are required to give one month’s notice to redeem in addition to any standard notice period required under the terms of the fund and will not be permitted to cancel the redemption request following its receipt.

Priority Broker Offers

Rule 5: All staff are prohibited from accepting any preferential broker offers as per the Macquarie wide Allocation of Financial Products Policy.

Rule 6. Certain staff are restricted in participating in US IPOs:

•	Any registered representative of a US broker dealer are prohibited from trading in IPOs.

•	Portfolio Managers (including Traders and Analysts) on any US Product are restricted from investing in US IPOs under US law (as we are an affiliate of a US Broker Dealer).

4.	How do I obtain pre-clearance?

Rule 1: Where the relevant business head requires pre-approval

At present, the following business heads require pre-approval from their teams:

•

Head of Risk Management The Risk Management team must obtain pre-approval from the Head of Risk Management by emailing their request to the Head of Risk Management and copying ‘MFG AM COR’ with the stock code, buy/sell and quantity.

Security/instrument	Rules for MFG Staff

Head of Equities

The Equities dealing desk is required to obtain pre-approval from the Head of Equities or their delegate, and copying ‘MFG AM COR’.

Rule 2a: All staff located with the listed securities trading desk (Level 23 King St) Please email ‘MFG Staff Trading ‘ with the relevant stock code only.

There will be two windows for daily requests to be submitted by 9 am and 2 pm. This will allow the relevant dealers to endeavour to confirm with MFG COR prior to 10 am or 3 pm only.

Rule 2b: All staff located with the listed Private Equity securities trading desk (Level 25 King Street).

Please email ‘MFG AM COR’ with the required details.

Rule 4: MFG Risk Management and Fund of Funds teams are required to provide a copy of the written redemption notice to MFG COR for approval prior to redemption.

5. Breaches of this Policy

All instances of non-compliance with this policy will be reported to MFG COR. Serious or repeated breaches may be reported to the MFG Group Head and the Macquarie Board through the Board Exception and Regulatory Audit Report (‘BERAR’) process.

Compliance with Macquarie and Group policies is a condition of your employment and a breach may result in disciplinary action being taken, including dismissal. In addition, violation of the rules described in this Policy may subject an employee to possible civil or criminal penalties in accordance with the company and securities laws and regulatory rules applicable in various jurisdictions.

6.	Waivers In exceptional circumstances, potential waivers may be considered by Head of COR or delegate.

© Macquarie Group Limited 2009